Exhibit 5.1

August 10, 2012

The Board of Directors
Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested me, as Secretary and General Counsel, Corporate of Legg Mason, Inc. (the “Company”), to render my opinion in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) relating to the offering by selling securityholders on a delayed basis from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of 14,204,545 warrants issued by the Company (the “Warrants”) and the shares of the Company’s common stock, par value $0.10 per share (the “Underlying Shares”), issuable upon exercise of the Warrants.  The Warrants were issued pursuant to the warrant agreement, dated as of May 23, 2012 (the “Warrant Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”).

In my capacity as Secretary and General Counsel, Corporate of the Company, I am familiar with the Company’s Articles of Incorporation and Bylaws, as amended to date, and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinions expressed herein.  I am familiar with the Warrant Agreement and the Warrants.  In my examinations, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity to authentic originals of all documents submitted to me as copies.  As to factual matters, I have relied upon the truthfulness of the representations made in certificates of public officials and officers of the Company.

Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1.           The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

2.           The Company has taken all necessary corporate action to authorize the execution and delivery and performance of the Warrant Agreement and the Warrants and has duly executed and delivered the Warrant Agreement and the Warrants.

3.           The Underlying Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

I am admitted to practice law in the State of Maryland.  The opinions set forth herein are limited to matters of the General Corporation Law of the State of Maryland and are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant
Secretary and General Counsel, Corporate